FOR IMMEDIATE RELEASE

Contact: Linda Duke 415-492-4534 duke@dukemarketing.com

RUBIO’S® RESTAURANTS, INC. ANNOUNCES EXECUTIVE HIRES

Rubio’s Adds Restaurant Industry Veterans to Senior Leadership Team

CARLSBAD, CALIF., December 3, 2007-- Rubio's Restaurants, Inc. (NASDAQ: RUBO) announced today the appointment of two restaurant industry veterans to its Senior Leadership Team. Marc S. Simon was named Senior Vice President of Operations, and Ken C. Hull was named Senior Vice President of Development.

Marc S. Simon joined Rubio's on November 28, 2007 as Senior Vice President of Operations and brings an extensive business and operations background to the company. Most recently, he served as CEO for America’s Incredible Pizza Company in Tulsa, Oklahoma. From 1994 to 1998, Simon worked for McDonald’s Corporation as Vice President for Corporate Development. He led the team that brought Chipotle Mexican Grill into McDonald’s and later served as Regional Director for Chipotle. Simon has a Masters in Fine Arts and a Masters in Library and Informational Science from Case Western Reserve University and a BA from Ohio University.

Ken C. Hull joined Rubio's on December 3, 2007 as Senior Vice President of Development. Most recently, Hull was Vice President of Development and Franchising for Frisch’s Restaurants, Inc. in Cincinnati, Ohio. Frisch’s is an operator of Big Boy and Golden Corral restaurants. Prior to joining Frisch’s in 1999, he worked for McDonald’s Corporation as Director of International Development and Director of International Real Estate. Earlier in his career, he worked for Hardee’s and KFC in Real Estate management positions. Hull has a BS degree in Landscape Architecture and Urban Planning from Iowa State University.

“Both Marc and Ken have proven track records of operational success in the restaurant industry and round out our outstanding senior executive management team,” said Daniel E. Pittard, President and Chief Executive Officer of Rubio’s.

In addition to these two executive hires, Rubio’s announced the title change designation for corporate officers from Vice President to Senior Vice President. A. Gerald Leneweaver (People Services), Lawrence A. Rusinko (Marketing & Product Development), and Frank E. Henigman (Finance) will now carry the title of Senior Vice President of their respective functions. Henigman will continue to carry the designation of CFO.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)
Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill®. The first Rubio's was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio's uses canola oil with zero grams trans fat per serving. The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex® offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 170 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at rubios.com.

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